UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-11/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in governing instruments)

12 SOUTH MAIN STREET
MINOT, ND 58701
(Address of principal executive offices, including zip code)

TIMOTHY P. MIHALICK
12 SOUTH MAIN STREET
MINOT, ND 58701
(Name and address of agent for service)

Copies of communications to:

THOMAS A. WENTZ, JR., ESQ.
PRINGLE & HERIGSTAD, P.C.
P.O. BOX 1000
MINOT, ND 58702-1000
(701) 852-0381
FAX (701) 857-1361

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. ___X___

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered

Amount to be Registered

Proposed Maximum Offering Price Per Unit

Proposed Maximum Aggregate Offering Price

Amount of Registration Fee

Investors Real Estate Trust Shares of Beneficial Interest	1,000,000 Shares	$8.40 Per Share	$8,400,000.00 aggregate offering price	$2,335.20

The registrant hereby amends this registration statement on such dates or date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Inc. ("NASAA") which has a specific limitation on certain fees and on the amount of IRET's operating expenses, including compensation to the Advisor during the operating stage of IRET; (ii) the Advisor is aware of other programs being offered in the marketplace and intends to structure its business relationships so as to be competitive with such other programs; (iii) such agreements and arrangements are subject to approval by a majority of IRET's independent trustees.

LACK OF SEPARATE REPRESENTATION
IRET, the Advisor and the principals of IRET and Advisor are not represented by separate counsel. IRET is represented by the law firm of Pringle & Herigstad, P.C., which has also acted and will continue to act as counsel to the Advisor and various affiliates of the Advisor with respect to other matters. Thomas A. Wentz, Jr., is a trustee of IRET and, until December 31, 1999, will be a partner in Pringle & Herigstad, P.C.

DETERMINATION OF OFFERING PRICE

The offering price of $8.40 per share has been arbitrarily established by IRET and is higher than the recent market price for said shares. See "Market Price Of and Dividends on IRET's Shares of Beneficial Interest."

DILUTION
The book value of IRET shares of beneficial interest is substantially less than the purchase price to new shareholders under this Offering. As of July 31, 1999, the book value of the 19,923,692 shares then outstanding was $4.59. Assuming all of the shares registered under this Offering are sold, the estimated resulting book value will be $4.74 per share. Thus, a purchasing shareholder paying $8.40 per share under this Offering will incur an immediate book value dilution of $3.66 per share.

PLAN OF DISTRIBUTION
The shares offered by this Prospectus shall be sold by Broker-Dealers who are members of the National Association of Securities Dealers and have entered into a Sales Agreement with IRET.  These Broker-Dealers are as follows:

American Heartland Investments, Inc., American Investment Services, Inc., Berthel Fisher Financial Services, Inc., Eagle One Investments, LLC, Fintegra Financial Solutions, First Montauk Securities Corp., Garry Pierce Financial Services, LLP, Huntingdon Securities Corporation, Inland National Securities, Inc., Invest Financial, Investment Centers of America, Inc., ND Capital, Inc., Netcap Preferred Equity, Ltd., Primevest Financial Services, Inc., Proequities, Inc., American Heartland Investments, Inc.

All shares shall be sold on a "best efforts" basis with no guarantee or requirement that any shares be sold. All sales to purchasers are subject to certain requirements as follows:

For each share sold, the selling Broker-Dealer shall receive a commission of eight percent (approximately $.67 per share). No other compensation or fees other than the percentage commission shall be paid by IRET to said Broker-Dealers. The relationship between the Broker-Dealers and IRET may be terminated by either party at any time for any reason. All Broker-Dealers have the opportunity to sell the entire Offering.

WHO MAY INVEST
In order to purchase shares, an investor must be a resident of one of the following states: North Dakota, South Dakota, Montana, Minnesota, Colorado and such other states as may be added by a supplement to this Prospectus. In the following states, the following disclaimers apply and the purchaser must satisfy the following investor qualifications imposed by that state:

Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 as amended and has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minot, State of North Dakota.

Dated this 10th day of December, 1999.

INVESTORS REAL ESTATE TRUST

__/S/ Thomas A. Wentz, Jr.________
By: Thomas A. Wentz, Jr.
 Its: Vice President